Exhibit 10.13

MAZE THERAPEUTICS, INC.

January 7, 2025

Harold Bernstein

Sent via email

RE: Continued Employment with Maze Therapeutics Inc.

Dear Harold:

This letter agreement sets forth the terms confirms your continued employment as President, Research and Development and Chief Medical Officer of Maze Therapeutics, Inc., a Delaware Corporation (the “Company”). You will continue to report to the Company’s Chief Executive Officer. This letter agreement amends and restates the employment offer letter entered into between you and the Company, dated August 23, 2022 (the “Prior Agreement”). This letter is effective as of the closing of the sale of shares of the Company’s common stock to the public pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission (the “IPO Effective Date”).

1. Compensation.

(a) Salary. In this position and effective as of the IPO Effective Date, the Company will pay you an annual base salary of $550,000 per year, payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.

(b) Bonus. For fiscal 2025, you will be eligible to receive a cash incentive annual bonus of up to 45% of your base salary, based upon the achievement of both Company and individual goals. To receive payment of any annual bonus earned, you must remain employed with the Company on the date the annual bonus is paid (which is typically no later than March 15th of the calendar year immediately following the calendar year to which the bonus pertains). Please note that bonus programs, payouts and criterion are subject to change or adjustment as the business needs at the Company may require.

(c) Equity Awards. You currently hold Company equity grants. You will be eligible for future discretionary equity grants at the sole discretion of the Company.

2. Employee Benefits. You will be entitled to participate in employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company subject to the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to vacation in accordance with the Company’s vacation policy, as in effect from time to time.

3. Severance and Change in Control Plan. We also acknowledge that you are a participant in, or will become a participant in, the Company’s Amended and Restated Executive Severance and Change in Control Plan (the “A&R Executive Severance and Change in Control Plan”). Notwithstanding any provision of the A&R Executive Severance and Change in Control Plan to the contrary:

(a) The definition of Qualifying Termination in the A&R Executive Severance and Change in Control Plan shall be replaced in its entirety with the following:

““Qualifying Termination” means a termination of employment resulting from (i) a termination by the Company of the Executive’s employment for any reason other than Cause, death or Disability or (ii) a voluntary resignation by the Executive of his employment for Good Reason. Termination due to Executive’s death or Executive’s Disability will in no event constitute a Qualifying Termination.”;

(b) the multiple of Executive’s Base Salary (as defined in the A&R Executive Severance and Change in Control Plan) payable under Section 3(a)(i) of the A&R Executive Severance and Change in Control Plan shall be 12 months; and

(c) the applicable COBRA Continuation Period (as defined in the A&R Executive Severance and Change in Control Plan) under Section 3(a)(ii) of the A&R Executive Severance and Change in Control Plan shall be 12 months.

You acknowledge and agree that the foregoing subsections 3(a), 3(b) and 3(c) and the A&R Executive Severance and Change in Control Plan represent the entire agreement between you and the Company with respect to any and all severance arrangements, vesting acceleration arrangements and post-termination stock option exercise period arrangements, and supersede and replace any and all prior participation agreements under the A&R Executive Severance and Change in Control Plan prior to its restatement.

4. Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the confidential information and invention assignment agreement by and between you and the Company.

5. No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter agreement or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7. General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

8. At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer. If your employment is terminated by you or the Company for any reason, you shall promptly resign from all officer and director positions with the Company and/or any parent, subsidiary or affiliate of the Company, unless otherwise requested by the Board, and you shall immediately return all Company property.

9. Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

[SIGNATURE PAGE FOLLOWS]

This letter agreement and the A&R Executive Severance and Change in Control Plan supersede and replace any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter, including, without limitation, the Prior Agreement and any participation agreement entered into under the A&R Executive Severance and Change in Control Plan prior to its restatement. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

Very truly yours,

MAZE THERAPEUTICS, INC.

By:	/s/ Matt Krause
Matt Krause
SVP, Human Resources

ACCEPTED AND AGREED:

HAROLD BERNSTEIN

/s/ Harold Bernstein
Signature

1/9/2025
Date